FINN HILL PARTNERSHIP LEASE



     This Lease ("Lease") is made this 31st day of December, 1995 by and between Finn Hill Partnership (hereinafter "Landlord") and Ballard Synergy Corporation (hereinafter "Tenant"). In consideration for the mutual promises and covenants contained herein, and for other good and valuable consideration, the parties hereby agree as follows:

     1. The Landlord leases to the Tenant, and the Tenant rents from the Landlord the following described premises:

Suite A & C
1223 Finn Hill NW
Poulsbo, Washington

     2. The term of the Lease shall be for Thirty Six (36 months) commencing February 1, 1996 and ending January 31, 1999.
     3. The Tenant shall pay to Landlord as rent $16320.00 annually, in equal monthly installments of $1360.00 per month. payable in advance at 19860 Viking Ave Nw. Poulsbo, WA 98370. Rent shall be due on the 1st day of the month. Rent monies not paid within 10 days of their due date shall be subject to a 15% penalty.

     3a.   Rent  shall  be  adjusted on a annual  basis.  There shall not be any rent increase during the first 24 months of this lease. Rent shall increase by 5% beginning in month 25.

     4. Tenant agrees to pay sum of $1350.00, as a security deposit. This shall be a security deposit for the performance by Tenant of the provisions of this Lease, if Tenant is in default, Landlord can use these funds or any portion of them to compensate the Landlord for all damage sustained by it resulting from Tenant's default. If Tenant is not in default at the expiration or termination of this Lease, Landlord shall return the security deposit to Tenant.

     5. Tenant shall use and occupy the premises only as a LM business office subject at all times to the approval of the Landlord, and Governmental authorities.
     6. The Tenant shall not make any alterations in, additions to or improvements to the premises without the prior written consent of the Landlord.

     7. The Landlord, at his own expense, shall furnish the following utilities or amenities for the benefit of the Tenant: Sewer, and Building Insurance.

     8. The Tenant, at his own expense, shall furnish the following: Telephone, garbage and pay a prorata share of the buildings water and electrical bill.

     9. The Tenant shall purchase at his own expense public liability insurance in the amount not less than $300,000 as well as fire/legal liability and hazard insurance for the contents and shall provide satisfactory evidence thereof to the Landlord and shall continue the same in force and effect throughout the Lease term hereof.

     10. The Tenant shall not permit or commit waste to the premises.

     11. The Tenant shall comply with all rules, regulations, ordinances codes and laws of all governmental authorities having jurisdiction over the premises.

     12. The Tenant shall not permit or engage in any activity which will effect an increase in the rate of insurance for the Building in which the premises is contained nor shall the Tenant permit or commit any nuisance thereon.

     13. The Tenant shall not sub-let or assign the premises nor allow any other person or business to use or occupy the premises without the prior written consent of the Landlord, which consent may not be unreasonably withheld.

     14. At the end of the term of this Lease, the Tenant shall surrender and deliver up the premises in the same condition (subject to any additions, alterations or improvements, if any) as presently exists, reasonable wear and tear excluded.
     15. Upon default in any tern or condition of this Lease, the Landlord shall have the right to undertake any or all other remedies permitted by Law. The occurrence of any one or more of the following shall constitute a material default and breach of the Lease by Tenant:
     a: Vacation or abandonment of the Premises.
     b: Failure by Tenant to make any payment required as and when due, where such failure shall continue after three (3) days written notice from Landlord.

     c: Failure by Tenant to observe or perform any of the covenants, conditions or provisions of this Lease, other than the making of any payment, where such failure shall continue for a period of (30) thirty days after written notice form Landlord
     d: The making by Tenant of any general assignment or general arrangement for the benefit of creditors; the filing by or against Tenant of a petition in bankruptcy, including reorganization or arrangement; the appointment of a trustee or receiver to take possession of substantially all of Tenants assets located at Premises of Tenant's interest in this Lease.

     16. This Lease shall be binding upon, and inure to the benefit of, the parties, their heirs, successors, and assigns.

     17. Tenant shall faithfully observe and comply with the rules and regulations that Landlord shall from time to time promulgate. Any rules that shall be promulgated after the execution of this lease, shall be mutually agreed upon. The additions and modifications to those rules shall be binding upon Tenant upon mutualreement. Landlord shall not be responsible to Tenant for the nonperformance of any said rules by any other tenants or occupants.

     18. Tenant shall have the right to use, in common with other tenants and occupants of the Building, the parking facilities, and common areas.

     19. Tenant shall pay, or cause to be paid, before delinquency, any and all personal property taxes levied or assessed and which become payable during the term hereof upon Tenant's leasehold improvements, equipment, furniture, fixtures and personal property located in the Premises. In the event any or all of the Tenant's leasehold improvements, equipment, furniture, fixtures and personal property shall be assessed and taxed with the Building, Tenant shall pay to Landlord its share of such taxes within ten (10) days after delivery to Tenant by Landlord of a statement in writing setting forth the amount of such taxes applicable to Tenant's personal property.



     20.  REMOVED

     21. Option for space B. Tenant shall have an option for the rental of additional space, known as suite B. This suite shall become available on May 1, 1996, by giving notice not later than 30 days prior to May 1, 1996 of the tenants desire to occupy said space. There shall be an additional charge of $340.00 per month for this additional space under the terms and conditions outlined above.


     Signed this 5th day of June 1996.




 /s/ Clint Ballard                             /s/ Larry Ward
---------------------------------            ---------------------------------
Clint Ballard                                Larry Ward          Landlord
CEO


Prior to occupancy Landlord agrees to do the following:

1. Re-gravel existing driveway.
   Create an additional gravel parking area 20 x 60
2. Remove exterior debris, relocate trailer to rear property line.
3. Repair or rebuild entry decks as needed.
4. Repair and increase  security on the overhead  garage style doors.
5. Install trim in areas now complete, that are missing trim.
6. Complete VCT tile in common area entry.
7. Paint downstairs walls.

Landlord agrees to complete the SE quarter of the building consisting of the entry office and that area adjoining the downstairs bathroom at anytime during the first 24 months of this lease for $4000.00. This is to consist of sheetrock, tape, texture, paint and indoor/outdoor carpet, two interior doors and window sills. Tenant shall retain the option of upgrading carpeting, and agrees to pay the difference in cost.

5/20/96

TO: Diana Ballard
    Ballard Synergy
    1223 NW Finn Hill
    Poulsbo, Wash 98370

FROM: Larry Ward
      Finn Hill Partnership
      19860 Viking Ave NW
      Poulsbo, Wash 98370

Re: Tenant Improvements

Dear Diana,

This is to acknowledge our conversation regarding your assumption of suite B. Beginning on June 1, 1996., Per section 21 of our lease, your rent will increase by $340.00. You are hereby authorized to make the tenant improvements you outlined, at your expense. Specifically, creating a doorway between the two spaces, adding phone and electrical wiring.

Regarding the tenant improvements that you have previously been authorized and performed at your own expense, I am attaching your list of things that you would like to get done.

Tenant improvements as we have discussed and agreed are to be done at your direction and expense. Of the attached list of items, the Finn Hill Partnership will take responsibility for the following items, including the expense of performing these items:
Items:3,4,5,9,13,15,16,19,22,26 and 27.

The remaining items are primarily trim and finish items that have not been completed as part of your tenant improvements. I have agreed to recommend suppliers and sub-contractors that you can hire to perform these services. It is clearly understood that I am only acting in an advisory capacity, that you are free to accept or reject the people that I recommend, and all work contracted by you shall be your responsibility. I agree to do everything I can to help you accomplish the work items on the attached list.




 /s/ Diana Ballard                                  /s/ Larry Ward
------------------------------                    ------------------------------
Diana Ballard                                     Larry Ward

                                                       1/24/96



                                 LEASE AMENDMENT
                      BALLARD SYNERGY/FINN HILL PARTNERSHIP


This Lease ("Lease") which was made between Finn Hill Partnership (hereinafter "Landlord") and Ballard Synergy Corporation (hereinafter "Tenant"). In consideration for the mutual promises and covenants contained herein, and for other good and valuable consideration, the parties hereby agree to amend as follows:


     22. Tenant shall have the option to extend this lease for a period not to exceed 60 months, by giving landlord written notice not less than month 34 of this tenancy. In extending said lease tenant agrees to an increase of 5% of the monthly rent that is in effect during month 34 of this lease beginning in month 37 and extending through the life of the lease

     Signed this        day of                    , 19       .
                 ------        -------------------





/s/ Diana T. Ballard                         /s/ Larry Ward
------------------------------------         ---------------------------------
Diana T. Ballard                             Larry Ward
Chairwoman                                   Landlord

Finn Hill Partnership
19860 Viking Ave. NW
Poulsbo, Washington 98370

Mr. Clint Ballard, CEO
Acceleration Software
1223 NW Finn Hill Rd.
Poulsbo, Washington 98370

Dear Mr. Ballard,

We are in receipt of your September 30th letter exercising your option under the terms of our lease, specifically item 22.

We are pleased that you have exercised that option.

Sincerely,


 /s/ Larry Ward
----------------------------
Larry Ward
Managing Partner

[LOGO]

OPERATIONS DEPARTMENT
1223 NW Finn Hill Road
Poulsbo, Washington 98370

Fax: (360) 595-2450 Phone: (360) 697-9260


September 30, 1998


Finn Hill Partners
ATTN: Mr. Larry Ward
19860 Viking Avenue NW
Poulsbo, WA 98370

Dear Larry:

Along with the October rent payment, at this time we are submitting written notice per item 22 of the lease agreement. We would like to exercise our option to extend the lease for a period of 60 months.

Sincerely,


 /s/ Clint Ballard
------------------------------------
Clint Ballard, CEO
Acceleration Software International
 (formerly Ballard Synergy)


cc: Diana T. Ballard, President